COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                         UNAUDITED

                                                        YEAR ENDED DECEMBER 31
                                                1996             1997            1998
                                                            (IN THOUSANDS)
US GAAP

Earnings:
     Loss before taxes                      (pound)(35,830)  (pound)(76,604) (pound)(84,022)
                                           ===============  =============== ===============

Fixed charges:
     Interest element of capital lease
     charges                                           853              535             646

     Rental expense deemed to be
     representative of interest factor (1)             386              415             534

     Other interest expense                            381            1,493          17,951

     Amortisation of debt discount and
     expense                                        39,100           64,339          66,029
                                           ---------------  --------------- ---------------
                                                    40,720           66,782          85,160
                                           ---------------  --------------- ---------------

Profit/loss before income taxes and
fixed charges                                        4,890           (9,822)          1,138

Fixed charges                                      (40,720)         (66,782)        (85,160)
                                           ---------------  --------------- ---------------

Deficiency of earnings to fixed charges            (35,830)         (76,604)        (84,022)
                                           ---------------  --------------- ---------------

Ratio of earnings to fixed charges (2)                 n/a              n/a             n/a


(1) For the purposes of the calculation of the deficiency/ratio of earnings to fixed charges the portion of rental expenses deemed to be representative of the interest factor is 1/3 of the rental expense.

(2)  The ratio of earnings to fixed charges is computed by aggregating:

     (a)  income from continuing  operations  before taxes on income;
     (b)  fixed charges

     and  dividing the total by fixed charges.